EXHIBIT 16.1

February 23, 2016

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

We have read the statements of Cantabio Pharmaceuticals, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated February 23, 2016 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ KLJ & Associates, LLP